Exhibit 99.1

Array BioPharma Announces Phase 3 BEACON CRC SPA Agreement with FDA

BOULDER, Colo., Sept. 14, 2016 /PRNewswire/ -- Array BioPharma (Nasdaq: ARRY) announced today that it has reached agreement with the U.S. Food and Drug Administration (FDA) regarding a Special Protocol Assessment (SPA) related to BEACON CRC, a global Phase 3 trial of encorafenib and Erbitux® (cetuximab), with or without binimetinib, versus standard of care in patients with BRAF-mutant colorectal cancer (CRC) who have previously received first-or second-line systemic therapy.

"Colorectal cancer is the third most common cancer among men and women in the United States and BRAF-mutant CRC represents a high unmet medical need, as there are currently no targeted treatment options available for patients with this form of the disease," said Scott Kopetz, M.D., Ph.D., of the University of Texas MD Anderson Cancer Center in Houston and BEACON CRC investigator. "The SPA agreement between Array and the FDA represents a welcome next step for the CRC community and, as a physician, I look forward to exploring these novel treatment combinations."

The SPA provides agreement that the design and planned analysis of BEACON CRC adequately address the objectives necessary to support a regulatory submission for the approval of the doublet regimen of encorafenib and Erbitux®. The FDA also communicated that sharing evidence from the study that the triplet regimen (encorafenib, Erbitux and binimetinib) both met its primary endpoint (Overall Survival) as compared to the control arm, and demonstrated a clinically meaningful benefit as compared to the doublet regimen, would provide support for approval of the triplet regimen.

Trial Design

BEACON CRC is a randomized, open-label, global study evaluating the efficacy and safety of encorafenib and Erbitux, with or without binimetinib, in patients with BRAF-mutant metastatic CRC who have previously received first-or second-line systemic therapy. The study includes a safety lead-in with approximately 30 patients. With appropriate results from the lead-in, approximately 615 patients are expected to be randomized 1:1:1 to receive triplet therapy (encorafenib, Erbitux and binimetinib), doublet therapy (encorafenib and Erbitux) or the control arm (irinotecan-based therapy and Erbitux). The primary endpoint of the trial is OS of the triplet therapy compared to the control arm. Secondary endpoints address efficacy of the doublet therapy compared to the control arm, and the triplet therapy compared to the doublet therapy. Other secondary endpoints include progression-free survival (PFS), objective response rate (ORR), duration of response, safety and tolerability. Health related quality of life data will also be assessed.

Array is conducting BEACON CRC in partnership with Pierre Fabre and Merck KGaA, Darmstadt, Germany at over 250 investigational sites in North America, South America, Europe and the Asia Pacific region. Patient enrollment is expected to be completed in 2018.

About BRAF-mutant Metastatic Colorectal Cancer
Colorectal cancer is the third most common cancer among men and women in the United States, with more than 134,000 new cases and nearly 50,000 deaths from the disease projected in 2016. In the United States, BRAF mutations occur in 8 to 15 percent of patients with colorectal cancer and represent a poor prognosis for these patients. Historical published PFS and OS results after first-line treatment range from 1.8 to 2.5 months and 4 to 6 months, respectively, and published response rates from various studies for EGFR-based therapy in this population range from 6 percent to 8 percent.

About Binimetinib & Encorafenib
MEK and BRAF are key protein kinases in the MAPK signaling pathway (RAS-RAF-MEK-ERK). Research has shown this pathway regulates several key cellular activities including proliferation, differentiation, survival and angiogenesis. Inappropriate activation of proteins in this pathway has been shown to occur in many cancers, such as melanoma, colorectal and thyroid cancers. Binimetinib is a late-stage small molecule MEK inhibitor and encorafenib is a late-stage small molecule BRAF inhibitor, both of which target key enzymes in this pathway.

Binimetinib and encorafenib are being studied in Phase 3 trials in advanced cancer patients, including the COLUMBUS trial studying encorafenib and binimetinib in combination in patients with BRAF-mutant melanoma and the recently initiated BEACON CRC trial that will study encorafenib in combination with Erbitux, with or without binimetinib, in patients with BRAF V600E-mutant colorectal cancer. On September 1, 2016, Array announced that the FDA has accepted its New Drug Application (NDA) for binimetinib with a target action date under the Prescription Drug User Fee Act (PDUFA) of June 30, 2017. Array completed its NDA submission of binimetinib in late June 2016 based on findings from the pivotal Phase 3 NEMO trial in patients with NRAS-mutant melanoma.

About a Special Protocol Assessment
A Special Protocol Assessment (SPA) is a process by which sponsors ask the FDA to evaluate a protocol to determine whether it adequately addresses scientific and regulatory requirements for the purpose identified by the sponsor. A SPA agreement indicates concurrence with the adequacy and acceptability of specific critical elements of protocol design and analysis. To review the FDA's complete SPA guidance, please click the following link:

http://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/Guidances/UCM498793.pdf

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Five registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the expectations that events will occur that will result in greater value for Array, the potential for the results of the BEACON CRC trial will support regulatory approval or the marketing success of the drug candidate, the timing for completion of patient enrollment, expectations regarding regulatory requirements for approval and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress the BEACON CRC trial; risks relating to the regulatory approval process, which may not result in approval for our drug candidates, cause delays in development or require that we expend more resources to obtain approval than expected; our ability to effectively and timely conduct the BEACON CRC trial in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the enrollment criteria; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of September 14, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

Logo - http://photos.prnewswire.com/prnh/20121029/LA02195LOGO